Exhibit 99.2
December 17, 2007
Dear Colleague:
I am writing with exciting news. Today, we announced the appointment of Joseph M. Gingo as A. Schulman’s new President and Chief Executive Officer. Joe most recently served as Executive Vice President, Quality Systems and Chief Technical Officer for The Goodyear Tire & Rubber Company. At Goodyear, he was responsible for all of its research, development and engineering (RD&E) and quality activities, as well as leading the global technical/marketing interface within the corporation. Joe has also been an A. Schulman Board member since 2000, helping shape our restructuring efforts and the launch of Invision®. His appointment is effective January 1, 2008.
As I communicated to you when I announced that I would retire after 42 years with the Company, the decision was very difficult. But knowing that I will be succeeded by such a talented individual, who understands this Company so well, will make that transition easier.
Joe has a long history at A. Schulman and is a long-time Akron, Ohio resident. In addition to Joe’s own service to the Company as a Board member, his father was a manager at our first plant in Akron. In fact, his father was one of my first bosses.
Joe has excellent knowledge of the polymer business, as well as the workings of A. Schulman. This, coupled with his broad international experience, will be instrumental in taking our Company to the next level.
In discussions with Joe, he has expressed to me that he is taking this position because of his loyalty to the Company and respect for the abilities of the people who work here. He is proud of what we have accomplished so far and is confident in this Company’s future. The Board and I believe that Joe is absolutely the right person to lead A. Schulman and to build on the progress we have made across our business.
I can tell you that Joe is looking forward to meeting all of you in the days ahead. Please join me in making him feel welcome. I know that with his leadership, the continued implementation of our strategic business plan, and your commitment, A. Schulman is poised for a strong future.
Lastly, let me once again thank you for your hard work, loyalty and support over the years. I have greatly enjoyed working with you and wish you much continued success in the future.
Sincerely,
Terry L. Haines
Chairman of the Board, President and Chief Executive Officer
On November 21, 2007, A. Schulman filed a preliminary proxy statement in connection with its 2007 annual meeting of stockholders. Prior to the annual meeting, A. Schulman will furnish a definitive proxy statement to its stockholders, together with a WHITE proxy card. A. Schulman’s stockholders are strongly advised to read the proxy statement as it contains important information. Stockholders may obtain this preliminary proxy statement, any amendments or supplements to the preliminary proxy statement and other documents filed by A. Schulman with the Securities and Exchange Commission for free at the internet website maintained by the Securities and Exchange Commission at www.sec.gov. Copies of the definitive proxy statement and any amendments and supplements to the definitive proxy statement also will be available for free at A. Schulman’s internet website at www.aschulman.com or by writing to A. Schulman, Inc., 3550 West Market Street, Akron, Ohio 44333. In addition, copies of the proxy materials may be requested by contacting A. Schulman’s proxy solicitor, Georgeson Inc., toll-free at 1-877-668-1646 or by email at aschulmaninc@georgeson.com. Detailed information regarding the interests of individuals who are participants in the solicitation of proxies of A. Schulman’s stockholders is available in the preliminary proxy statement filed with the Securities and Exchange Commission on November 21, 2007.